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                                                                      Exhibit 18


     June 27, 2001

     FedEx Corporation
     942 South Shady Grove Road
     Memphis, Tennessee  38120

     Re: Form 10-K Report for the year ended May 31, 2001

     FedEx Corporation:

     This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

     During 2001, FedEx Corporation (the "Company") changed the actuarial valuation measurement date for certain of its pension plans from May 31 to February 28. According to management of the Company, the change in measurement date was made to conform to the measurement date used for the Company's postretirement health care plans and to facilitate the budgeting and planning process. Additionally, the Company changed from the full fair value method to the calculated value method for determining the market related value of certain of its pension plan assets. According to management of the Company, the change in the method of determining the market related value of certain pension plan assets was made to use a method more consistent with the long-term nature of pension accounting.

     A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the changes in accounting described in the preceding paragraph are to preferable methods. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

     We are of the opinion that the Company's changes in methods of accounting are to acceptable alternative methods of accounting, which, based upon the reasons stated for the changes and our discussions with you, are also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

     Very truly yours,

     /s/ Arthur Andersen LLP